Exhibit 5.1

Corning Incorporated	t 607-974-9000
One Riverfront Plaza	www.corning.com
Corning, NY 14831

September 11, 2026

To the Board of Directors

Corning Incorporated

Ladies and Gentlemen:

As Vice President and Secretary of Corning Incorporated, a New York corporation (the “Company”), I am furnishing this opinion in connection with the sale through Goldman Sachs & Co. LLC, as manager (the “Manager”), from time to time by the Company of shares of common stock of the Company, par value $0.50 per share (the “Common Stock”), having an aggregate offering price of up to $2,000,000,000 (the “Shares”) pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 24, 2026 (Registration No. 333-295316) (the “Registration Statement”), (ii) a base prospectus dated April 24, 2026 (the “Base Prospectus”), (iii) a related prospectus supplement filed with the Commission on the date hereof pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and (iv) that certain Equity Distribution Agreement, dated as of September 11, 2026, by and between the Company and the Manager (the “Equity Distribution Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In connection with the opinions expressed below, I have examined the resolutions of the Board of Directors of the Company and of a committee thereof authorizing the issuance, offering and sale of the Shares (the “Resolutions”). I have also examined the originals or copies identified to my satisfaction of such corporate records of the Company; such other agreements and instruments, certificates of public officials and officers of the Company; and such other documents as I have considered necessary for the purposes hereof.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents, the conformity to original documents of all documents submitted to me as copies, the legal capacity of natural persons, and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company).

On the basis of the foregoing and such examination of law as I have deemed necessary, and subject to the assumptions and qualifications set forth in this letter, I am of the opinion that the Shares to be issued and sold by the Company pursuant to the Equity Distribution Agreement will have been duly authorized by all necessary corporate action of the Company and, when issued to and paid for by the Manager in accordance with the terms of the Equity Distribution Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights arising from the restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws of the Company (together with the Certificate of Incorporation, the “Governing Documents”). In rendering the foregoing opinion, I have assumed that (i) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate of Incorporation, (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided under the New York Business Corporation Law, (iii) any sale of the Shares to be issued by the Company from time to time, including the price per Share, will comply with the terms of the Equity Distribution Agreement, the Governing Documents and the Resolutions prior to issuance thereof.

The foregoing opinions assume that (i) the Registration Statement shall have become effective under the Act and will continue to be effective and (ii) at the time of the issuance and delivery of the Shares, the Resolutions related thereto will not have been modified or rescinded.

My opinion is limited to matters governed by the Federal laws of the United States of America and the laws of the State of New York.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 11, 2026 and to the use of my name in the Prospectus under the heading “Legal Matters.” In giving such consent, I do not thereby admit I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Melissa J. Gambol
Melissa J. Gambol
Vice President and Secretary